Exhibit 99.01

Press Release
www.shire.com

Shire Reports Positive Efficacy and Safety Results From FAST-3 Study of FIRAZYR® (icatibant) for Acute Attacks of Hereditary Angioedema

DUBLIN, Ireland – December 1, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced topline results from FAST-3 (For Angioedema Subcutaneous Treatment), the largest of the Phase III trials studying the use of FIRAZYR® (icatibant) for treatment of acute attacks of hereditary angioedema (HAE).

The study showed that patients receiving treatment with FIRAZYR experienced a significantly faster time to onset of symptom relief from individual and combined cutaneous and abdominal HAE symptoms, compared to those receiving placebo.

FIRAZYR provided a highly statistically significant and clinically meaningful benefit relative to placebo for the primary endpoint of time to onset of symptom relief for the first attack after study enrollment. This was measured by a 50% reduction in a composite symptom score assessed by the patient. The median time to onset of symptom relief for FIRAZYR by this measure was 2.0 hours, compared with 19.8 hours for placebo.

FIRAZYR also provided a significantly shorter time to onset of symptom relief of the patient’s primary (main) symptom. This secondary efficacy endpoint was measured by a 30% reduction in symptom score. The median time to onset of relief for FIRAZYR by this measure was 1.5 hours, compared with 18.5 hours for placebo.

The results for both of these endpoints were highly statistically significant (p<0.001).

Consistent with previous studies, FIRAZYR was generally well tolerated.

FIRAZYR is currently approved in 37 countries worldwide, including the countries of the European Union, for the symptomatic treatment of acute attacks of HAE in adults (with a C1-INH deficiency). In 2008 the U.S. Food and Drug Administration (FDA) issued a not approvable letter for FIRAZYR. It was agreed by Shire and the agency that an additional clinical study (FAST-3) would be required to support the New Drug Application (NDA) filing in the US. Shire now expects to file a complete response to the FDA's not approvable letter early in 2011.

"These very positive and clinically meaningful results represent a significant milestone in the U.S. clinical development program for FIRAZYR,” said Sylvie Grégoire, President of Shire HGT.  “We are currently preparing our complete response and we look forward to working with the FDA to provide Type 1 and Type 2 HAE patients in the U.S. with an additional treatment option that holds the potential to offer quick access to effective treatment.”

About the Phase III Study
The FAST-3 study, conducted in 67 sites in 9 countries, was a randomized, double-blind, placebo controlled multicenter trial of FIRAZYR administered by subcutaneous injection for the treatment of patients with acute attacks of HAE. A total of 88 patients who presented with moderate to very severe cutaneous and/or abdominal symptoms were enrolled in the double blind phase, with an approximately equal number in each arm of the study. Patients

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

with HAE attacks who presented with mild to moderate laryngeal symptoms were also randomized and enrolled in the double-blind phase. Patients who presented with severe laryngeal attacks immediately received open-label FIRAZYR. All laryngeal patients were considered additional to the 88 patients with abdominal and/or cutaneous attacks who were randomized and enrolled. The primary analysis population consisted of those patients with cutaneous and/or abdominal symptoms who were randomized to either FIRAZYR or placebo (the non-laryngeal intent-to-treat population). After the first attack, patients had the option for subsequent attacks to be treated with open-label FIRAZYR.

In addition to the endpoints discussed above, other secondary efficacy endpoints included time to symptom relief using patient and investigator assessment tools, evaluation of global outcomes for all patients using the symptom severity score, and time to initial as well as almost complete symptom improvement. Safety evaluations included adverse events, vital signs, ECGs, laboratory parameters, antigenicity, and local injection site tolerability. Full results will be presented at an upcoming scientific meeting.

About FIRAZYR (icatibant)
The active substance, icatibant, is a specific bradykinin B2 receptor antagonist. It represents a novel, targeted, subcutaneously-administered approach to the treatment of HAE attacks by blocking effects of bradykinin, the key mediator of edema formation. Icatibant has been shown to provide rapid symptom improvement and shorten the duration of an attack. Icatibant is a synthetic decapeptide (a peptide containing ten amino acids).

Icatibant is currently approved in 37 countries worldwide, including the countries of the European Union, for the symptomatic treatment of acute attacks of HAE in adults (with a C1-INH deficiency). Where commercially available, the drug is supplied in a pre-filled 3 ml syringe. Icatibant can be stored at up to 25 degrees Celsius without refrigeration.

Shire has recently submitted data from the Phase IIIb EASSI (Evaluation of the Safety of Self-Administration With Icatibant) study of icatibant to the European Medicines Agency (EMA) for a proposed label amendment to include self-administration of subcutaneous icatibant to treat acute attacks of HAE.

EASSI was designed to evaluate the safety, tolerability, and efficacy of self-administered subcutaneous injections of icatibant during acute HAE attacks in icatibant naïve and non-naïve hereditary angioedema (HAE) patients. Interim data from the EASSI study was presented at American College of Allergy, Asthma and Immunology (ACAAI) in 2010.

Icatibant is not available in all countries and prescribing information may differ between countries.  Please consult your local prescribing information.

Important Safety Information
Almost all subjects who were treated with icatibant in clinical trials developed reactions at the site of injection (characterized by skin irritation, swelling, pain, itchiness, erythema, burning sensation). Caution should be observed when icatibant is administered to patients with acute ischemic heart disease or unstable angina pectoris and in the weeks following a stroke.

About HAE
HAE is a rare genetic disease. Type I and Type II HAE are caused by low levels or a dysfunction of C1 esterase inhibitor (C1-INH). Reduced C1-INH activity can lead to elevated plasma levels of bradykinin, the key mediator of HAE symptoms. HAE is characterized by recurrent sudden attacks of edema (swelling) of the skin (hands, arms, feet, legs, thighs, face, genitals) or the mucous membranes (gastrointestinal tract, larynx or voicebox). The swelling can be disfiguring and painful, especially in the case of abdominal attacks.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Laryngeal attacks are potentially life-threatening due to the risk of suffocation. Unlike angioedemas caused by allergic reactions, signs and symptoms such as hives and itching do not occur in HAE.

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
Media	Jessica Mann (jmann@shire.com)	+44 1256 894 280

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX